Exhibit 4.3

DESCRIPTION OF CAPITAL STOCK OF GLAUKOS CORPORATION

References to “we,” “us” and “our” in this section refer to Glaukos Corporation.

General

The following is a summary of the rights of our common stock and preferred stock, and of certain provisions of our restated certificate of incorporation (our “certificate of incorporation”), our amended and restated bylaws (our “bylaws”), and certain provisions of applicable law. The following description is only a summary and is qualified by reference to our certificate of incorporation and our bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

Authorized Capitalization

Our authorized capital stock consists of shares, all with a par value of $0.001 per share, of which:

•      150,000,000 shares are designated as common stock; and

•      5,000,000 shares are designated as preferred stock.

As of February 25, 2021, 45,814,180 shares of our common stock were issued and 45,786,180 shares of our common stock were outstanding, and no shares of our preferred stock were issued or outstanding.

Common Stock

Voting

The holders of our common stock are entitled to one vote per share on all matters to be voted on by our stockholders. Our certificate of incorporation prohibits cumulative voting in the election of directors. Our bylaws provide for a plurality voting standard for the election of directors. Our certificate of incorporation includes certain supermajority voting provisions relating to the removal of directors, certain amendments to our certificate of incorporation and certain amendments to our bylaws.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of each such series of preferred stock, any or all of which may be greater than or senior to those of our common stock. Though the actual effect of any issuance of preferred stock on the rights of the holders of common stock will not be known until our board of directors determines the specific rights of the holders of preferred stock, the potential effects of such an issuance include:

•      diluting the voting power of the holders of common stock;

•      reducing the likelihood that holders of common stock will receive dividend payments;

•      reducing the likelihood that holders of common stock will receive payments in the event of our sale, liquidation, dissolution, or winding up; and

•      delaying, deterring or preventing a change-in-control or other corporate takeover.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware Law

Certain provisions of Delaware law and our certificate of incorporation and bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of us to negotiate with our board of directors. We believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and/or bylaws include provisions that:

•      authorize our board of directors to issue, without further action by our stockholders, up to 5,000,000 shares of undesignated preferred stock;

•      require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•      specify that special meetings of our stockholders can be called only by our chairperson of the board of directors, our chief executive officer, our president or our board of directors acting pursuant to a resolution adopted by a majority of our board of directors;

•      establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

•      provide that directors may be removed only for cause by a supermajority vote of the stockholders;

•      provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•      establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms;

•      specify that no stockholder is permitted to cumulate votes at any election of our board of directors; and

•      require a supermajority vote of the stockholders and a majority of our board of directors to amend certain of the above-mentioned provisions and our bylaws.

Exclusive Forum

Under the provisions of our certificate of incorporation and our bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), or our certificate of incorporation or bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Exclusive Forum Provision”). In addition, under the provisions of our bylaws, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action under the Securities Act of 1933, as amended (the “Federal Forum Provision”).

The Delaware Exclusive Forum Provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), or Securities Act of 1933, as amended (“Securities Act”), or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Federal Forum Provision is intended to apply to claims arising under the Securities Act and would not apply to claims brought pursuant to the Exchange Act. The exclusive forum provisions in our certificate of incorporation and our bylaws will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder and, accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal courts. Our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•      prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•      upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•      at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in the payment of a premium over the market price for the shares of common stock held by our stockholders.

The provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “GKOS.”